Exhibit 10.1

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

LIVESTOCK PRODUCTS AGREEMENT

This Agreement effective as of December 23, 2006 is made by and between Pfizer Inc., 812 Springdale Drive, Exton, PA 19341 (“Pfizer”) and MWI Veterinary Supply Co., 651 S. Stratford Drive, Ste 100, Meridian, ID 83642 (“MWI”).

WHEREAS, MWI is in the business of buying and selling animal health products and servicing customers for those products, and

WHEREAS MWI and Pfizer wish to set forth the terms of their relationship related to the purchase and supply of such products,

NOW, THEREFORE, in consideration of the promises and covenants contained herein, the parties hereby agree as follows:

Definitions:

“Incentive Eligible Products” shall mean those Pfizer Products listed in Schedule A hereto which count towards the incentive payments provided for in paragraph 5(b).

“Products” shall mean the Pfizer cattle and swine products sold to MWI by Pfizer pursuant to this Agreement.

“RSA Eligible Products” shall mean those Pfizer Products listed in Schedule B hereto for which an RSA payment will be made to MWI in accordance with paragraph 5(a).

“Strategic Accounts” shall mean all those PARTICIPATING CUSTOMERS listed in Schedule C hereto.

1.            (a) Pfizer will continue to promote its Products to certain select customers in the livestock field. The parties agree that each time a customer from the list of customers approved by Pfizer enters into a Leaders Edge agreement with Pfizer (such customers referred to as “PARTICIPATING CUSTOMERS”) and selects MWI as their supplier and to service that customers account, Pfizer shall send to MWI a Pfizer Suggested Price List which shall specify the Pfizer Products (listed on Schedule D hereto) and the Pfizer suggested resale prices quoted to such PARTICIPATING CUSTOMERS (hereafter a “SUGGESTED PRICE LIST”). Each such SUGGESTED PRICE LIST shall be incorporated into and become part of this Agreement.

(b) Pfizer reserves the right to add or delete PARTICIPATING CUSTOMERS or Strategic Accounts at any time in Pfizer’s sole discretion. Pfizer will provide notice to MWI of any changes. Pfizer will notify MWI of any (i) additions to the Strategic Accounts list within 24 hours of Pfizer’s receipt of the customer contract and (ii) removals from the Strategic Accounts list within 4 business days prior to the removal effective date.

2.            (a)   MWI agrees to purchase from Pfizer, at credit terms agreed to between the parties and as may be further set forth on Pfizer’s invoices, Products sufficient to fulfill demand from all customers to whom MWI will sell Products in the quantities desired by the customers. MWI agrees to make purchases from Pfizer in accordance with the timing set forth in Schedule E hereto.

(b)       MWI agrees to maintain an inventory of Products equal to [*]days Demand. [*] All Products shall count towards the amount held in inventory by MWI. MWI and Pfizer agree to act in good faith to resolve any material differences in the on hand inventory calculations.

(c)        MWI agrees that all sales of Pfizer Products from MWI to a PARTICIPATING CUSTOMER shall reflect the specific prices for each Product provided for in that PARTICIPATING CUSTOMERS most recent SUGGESTED PRICE LIST. In the event that the price listed on a PARTICIPATING CUSTOMERS most recent SUGGESTED PRICE LIST for any particular Product is lower (at the time of consummation of a sale of such particular Products between MWI and that

PARTICIPATING CUSTOMER) than the price paid by MWI to Pfizer for such Product, Pfizer agrees to credit MWI’s account for the amount of such difference.

3.            Nothing herein contained shall create or be deemed to create any relationship between the parties other than as specifically provided for herein. No employment, partnership, specific or general agency relationship shall exist unless specifically provided for in writing between the parties. MWI shall not represent, directly or indirectly, expressly or by implication, that any such relationships exist and/or that MWI has any authority except as set forth in this Agreement.

4.            MWI shall use its best efforts to provide appropriate service to the customers to whom MWI will sell hereunder. MWI shall:

(a)     Store its inventory of Pfizer Products under conditions (including refrigeration where appropriate) that will ensure that such Products retain their potency, purity, quality, and identity;

(b)    Provide to Covansys by the close of business on the last business day of each Pfizer Accounting Period (as set forth in Schedule F hereto) an inventory report covering all inventory purchased from Pfizer and setting forth in dollars at MWI’s acquisition cost from Pfizer the amount of inventory by species.   MWI agrees that Pfizer shall have the right to audit inventory in the possession of MWI to confirm compliance with this paragraph 4(b) and to confirm the accuracy of the data contained in the report. MWI will provide to Covansys its Health Industry Number, Customer Health Industry Number, Pfizer product number, transaction date, ship to zip code, number of units and price with respect to each sale of product, and unit inventories on each Pfizer sku that MWI sells. This information should be sent to Covansys. Sales out data shall be provided to Covansys within [*] of the date of each invoice. MWI will use its best efforts to ensure sales out data integrity and timeliness. Annual sales forecasts shall be updated on a quarterly basis. The MWI/Pfizer Account Team will review each quarterly forecast update and determine relative actions required if any.

(c)     Establish any service fee or other charge or discount to any customer including PARTICIPATING CUSTOMERS for Pfizer Products independently and at its sole discretion;

(d)    Provide regularly scheduled delivery service to its customers, use its best efforts to anticipate its customers’ requirements for Pfizer Products. In the event Pfizer delivers any product order to a PARTICIPATING CUSTOMERS (drop ships) no consideration shall be payable to MWI for that order under paragraph 5 below;

(e)     MWI agrees that credit limits established by Pfizer shall be subject to change by Pfizer in its sole discretion and that no shipments will be made to MWI in excess of the established credit limits;

(f)       Invoice customers in an accurate and timely manner;

(g)    Refer to that PARTICIPATING CUSTOMERS SUGGESTED PRICE LIST on each invoice for Pfizer Products;

(h)  Take no action, whether or not identified above, that would harm the goodwill or name of Pfizer, or damage the interests of Pfizer or the Pfizer products. For purposes of this Agreement “Goodwill” shall mean the marketplace advantage of customer patronage and loyalty developed with continuous business under the same name over a period of time.

(i)  Make payment to Pfizer for all Products purchased from Pfizer [*]. In the event MWI fails to maintain the inventory levels specified in paragraph 2(b) above Pfizer shall have the right, upon [*] written notice to MWI, to receive payment from MWI [*].

(j)  MWI and PFIZER agree that MWI shall not be entitled to any payment or incentive payments under Schedule I for sales to customers at the close of Periods 1, 2 and 3 as defined in Schedule I hereto or at the end of any fiscal or calendar year that do not comply with Pfizer’s Revenue Recognition Guidelines contained in Schedule G for reporting of sales and income in appropriate fiscal periods. All determinations of the appropriateness of sales by MWI shall be in Pfizer’s discretion.

In addition to the obligations set forth above related to PARTICIPATING CUSTOMERS, MWI agrees as to all customers to undertake with Pfizer those efforts set forth in Schedule H hereto.

5.            In consideration of MWI undertaking the obligations set forth herein related to PARTICIPATING CUSTOMERS, Pfizer agrees to pay to MWI the service fees provided for in paragraphs 5(a) and (b) below on sales to PARTICIPATING CUSTOMERS;

(a)     A Revenue Sharing Allowance (RSA) paid at a rate of (i) [*] on sales out for RSA Eligible Products to identified PARTICIPATING CUSTOMERS who are producers (but not including Strategic Accounts), (ii) a Revenue Sharing Allowance (RSA) paid at a rate of [*] on sales out for RSA Eligible Products to identified PARTICIPATING CUSTOMERS who are veterinarians, Animal Health Accounts or Strategic Accounts. The RSA is calculated on a Product by Product basis and based on the Product price contained in the SUGGESTED PRICE LIST. The RSA is contingent on MWI fulfilling all conditions outlined in paragraph 4 of this Agreement. The payments made pursuant to this paragraph 5(a) are not payable for sales to anyone other than PARTICIPATING CUSTOMERS. The RSA is net of any difference between MWI’s purchase price and the SUGGESTED PRICE LIST price. MWI shall only receive the payments set out in this paragraph 5 for sales to PARTICIPATING CUSTOMERS which are consummated after confirmation by Pfizer to MWI that a customer is a PARTICIPATING CUSTOMER.

(b)    The incentive payments provided for on Schedule I, provided, however, that sales to other distributors who are Livestock Products Agreement Holders do not count towards the calculation of sales to determine appropriate incentive level. Only sales of the Incentive Eligible Products listed in Schedule A shall count towards achievement of the incentive payments in Schedule I. In the event that one Livestock Products Agreement holder acquires or combines with another Livestock Products Agreement holder, the purchase objectives will be adjusted accordingly for the purpose of determining incentives earned. Only data for invoices dated between December 23, 2006 and December 21, 2007 and reported to Covansys by December 26, 2007 and accepted by Pfizer by December 28, 2007 in accordance with paragraph 4(b) above will count towards the calculation of sales to determine appropriate incentive level. In addition, MWI can earn the CMP provided for in Schedule J.

(c)     Pfizer shall have the right to audit shipping records of MWI to confirm delivery to products to veterinarians, dealers or producers in order to assure proper RSA payments under paragraph 5(a) above.   Any material misrepresentations by MWI related to paragraph 5(a) above and the party actually taking possession of the products shall void any payments due under paragraph 5(a) and (b) above. In addition, MWI recognizes that the Leaders Edge program is designed as an effective go to market approach to selling for the benefit of veterinarians and/or dealers who add value in the transaction to their customers as well as value for those customers. Blatant abuse of the intended structure of the Leaders Edge Program (including, but not limited to, falsification of EDI data or establishing false business entities or inserting business entities that add no commercial value to end users purely to obtain additional RSA payments) will subject MWI to potential forfeiture of all RSA’s paid on those transactions and potential forfeiture of all or a portion of the year end rebate provided for in Schedule I at the sole discretion of Pfizer. Decisions made as a result of Pfizer’s investigations of blatant abuse of the intended structure of Leaders Edge are solely Pfizer’s to make and forfeitures of RSAs may happen retroactively in the form of credits against future RSA payments.

(d)    The parties agree that MWI will provide to Pfizer on request and within 48 hours proof of delivery on any suspicious (as determined by Pfizer) EDI transactions. MWI agrees that Pfizer shall be entitled to audit, either directly or through external auditors hired by Pfizer and upon reasonable notice by Pfizer, MWI’s books and records for the purpose of determining the accuracy of EDI data for Pfizer Product sales only communicated to Pfizer through Covansys.

(e)     The parties agree that Pfizer will no longer automatically credit MWI for returns of Products not sold in the calendar year in which they are returned. Prior to issuing any appropriate credit Pfizer shall be entitled to conduct a detailed manual review of sales data.

(f)       The parties agree that Pfizer shall not be obligated to issue credits for any returns that exceed the current average of select distributors as specified below unless such returns are the subject of a recall or made at the request of Pfizer. The current average of select distributors for 2007 shall be:

•  Distributor Average Returns (credits and exchanges) as a % of sales - [*]

•  Distributor Average Returns (excluding exchanges) as a % of sales - [*]

(g)   Products which are not listed in Schedules A or B do not qualify for RSA payments or Incentive payments. All such Products shall be purchased by MWI on a buy sell basis.

6.            Sales of Pfizer Products to any party other than a PARTICIPATING CUSTOMER or Strategic Account for whom a SUGGESTED PRICE LIST has been incorporated into this Agreement are not covered by this Agreement. Any transaction involving Products with any customer including a PARTICIPATING CUSTOMER for which MWI has not been selected by that PARTICIPATING CUSTOMER as the distributor are not covered by this Agreement.

7.            MWI shall not be provided with any rebate, discount or other compensation for Products handled under this Agreement unless specifically set forth herein. All sales by Pfizer to MWI shall be at the then current Pfizer list price but subject to appropriate credits in accordance with paragraph 2(c). Pfizer shall have the right to raise or change the price of any or all Products to MWI on [*] notice. Pfizer shall be free to limit sales of any or all Products to MWI in advance of any price increase.

8.            The RSA payable hereunder on sales from the SUGGESTED PRICE LIST, to PARTICIPATING CUSTOMERS and the incentive payments under paragraph 5(b) above shall be net of returns and constitute full and complete compensation for MWI.

9.            Pfizer may terminate this Agreement at any time on fifteen (15) days notice in the event MWI takes any action that harms the good will of Pfizer. All returns shall be approved by Pfizer and subject to Pfizer’s Returned Goods Policy. MWI may not offset payment to Pfizer of invoice amounts as credit for any compensation payable hereunder.

10.          MWI and Pfizer agree that, under the specific circumstances delineated herein, Pfizer, at Pfizer’s sole discretion, may recoup the sums outstanding to it from MWI against those sums which may become due from Pfizer to MWI, in that the obligations arise from mutual transactions.

A.                                    The specific circumstances which will enable Pfizer to initiate recoupment are:

i.                                            MWI becomes insolvent which shall be defined as:

(a)   the sum of MWI’s debts is greater than all of MWI’s property (“Balance Sheet Test”); or

(b)   MWI is generally not paying its debts as they come due; or

(c)          MWI has failed to act in good faith for a period in excess of six months to resolve any outstanding invoice or purchase order issues or reconciliations.

ii.                                           MWI commences a liquidation of its operations by means of a sale of its assets in their entirety or piecemeal.

iii.                                     MWI ceases its business operations whether or not such cessation is voluntary or involuntary.

iv.                                       MWI files a proceeding pursuant to the U.S. Bankruptcy Code or any state court proceeding, including an Assignment for the Benefit of Creditors.

11.            Nothing in this Agreement shall be deemed to preclude MWI from negotiating a service fee or any other consideration from, or providing any discount or rebate to, any customer, including PARTICIPATING CUSTOMERS for the services (including those services specified hereunder or any other services provided by MWI to any customer) provided by MWI.

12.            MWI shall distribute Pfizer Products only under the labeling provided by Pfizer; prescribe, recommend, suggest, and advertise each Product for use only under the conditions stated in the labeling provided by Pfizer; and observe all federal, state, and local laws governing the distribution of animal drugs.

13.            Nothing in this Agreement shall be deemed to limit Pfizer’s ability to sell any Product or product at any time to any customer including PARTICIPATING CUSTOMERS or any other party.

Transactions consummated directly between Pfizer and any such customer or other party shall not qualify for any of the compensation payable to MWI hereunder.

14.            EXCEPT AS SET FORTH IN THIS AGREEMENT, IN THE LABELING OF THE PRODUCTS SOLD HEREUNDER, OR AS OTHERWISE APPROVED IN WRITING BY PFIZER, PFIZER MAKES NO EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE PRODUCTS;

(a)                                  Pfizer shall defend, indemnify, and hold MWI harmless from all liabilities, claims, demands, damages, costs and expenses, or money judgments incurred by MWI or rendered against it resulting from (a) any breach by Pfizer of this Agreement, (b) third party claims or actions for personal injury or property damage which arise out of the distribution or sale of Pfizer products or the failure to warn, except to the extent that such personal injury or property damage arises out of the negligence or willful misconduct of MWI, and (c) any claim that the Products, as sold by Pfizer, were defective. In the event Pfizer is found by any court of competent jurisdiction to be liable for any claim based in products liability, then Pfizer shall reimburse MWI’s reasonable legal fees incurred in the course of cooperating with Pfizer’s defense. To be covered by this defense and indemnity, MWI must: promptly notify Pfizer of any such claim; allow Pfizer to fully control the defense and/or resolution of the claim; and cooperate fully with Pfizer in the matter. This defense, indemnity and payment for legal fees shall not apply to claims alleging: MWI alteration, negligent handling or improper storage of the Products; sale of outdated Products; sale or recommendation of the Products for uses or in a manner not set forth in either the labeling supplied by Pfizer or as otherwise specified by Pfizer in writing; or sale of the Products after receipt of written notice from Pfizer that such sales should be halted;

(b)                                 in no event shall either party be liable to the other party for special, collateral, incidental, punitive, or consequential damages in connection with or arising out of this Agreement. Except as provided under subparagraph 14(a), above, total damages recoverable against Pfizer by MWI shall be exclusively limited to the purchase price of the Products with respect to which damages are claimed;

15.            MWI and Pfizer acknowledge that in the performance of their duties hereunder each may obtain access to “Confidential Information” (as defined below) of the other. MWI and Pfizer agree that during the term of this Agreement and for a period of three (3) years after the termination of this Agreement, unless specifically permitted in writing by the other party, to (a) retain in confidence and not disclose to any third party and (b) use only for the purpose of carrying out their duties hereunder, any such Confidential Information. As used herein the term “Confidential Information” means any information, or data, whether of a business or scientific nature and whether in written, oral or tangible form, relating to Pfizer’s and MWI’s business or potential business or its research and development activities, not generally available to or known to the public, and not otherwise known to the receiving party, that is disclosed to or learned by the other party pursuant hereto. Upon completion of the work provided for hereunder or other termination of this Agreement each party will return to the other party any documents, or copies thereof, or any product samples, containing or constituting Confidential Information disclosed to or generated by either party in connection with this Agreement.

16.            This Agreement shall be effective as of the date first written above and shall continue in force until December 31, 2007. This Agreement may be terminated by either party upon thirty (30) days prior written notice. Such termination may be without cause. This Agreement may be terminated immediately by either party upon written notice in the event of a material breach by the other.

17.            This Agreement shall governed by the laws of the State of New York applicable to contracts made and performed therein. This Agreement is not assignable without the express written consent of Pfizer, and may be modified or amended only in writing signed by the party to be bound.

18.            This Agreement and documents referred to herein embody the entire understanding between the parties hereto, will supersede prior agreements relating to the Products, and may be modified only in writing and signed by the parties to be bound. No activities conducted pursuant to this Agreement or related thereto, including but not limited to the future planning activities of the parties, shall be deemed to give rise to any obligations on the part of either party other than as expressly provided for herein.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement.

MWI Veterinary Supply Co.		Pfizer Inc.

By	/s/ James F. Cleary, Jr.	By	/s/ Robert DiMarzo
Robert DiMarzo
Title	President & CEO		President, U.S. Operations
Pfizer Animal Health

Date	March 26, 2007	Date	April 3, 2007